As filed with the Securities and Exchange Commission on June 17, 2005

Registration No. 333 ______________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BVR SYSTEMS (1998) LTD.
(Exact name of Registrant as specified in its charter)

Israel	None
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

16 Ha’melacha Street, Park Afek
Rosh Ha’ayin, 48091, Israel
(Address of Registrant’s principal executive offices)

BVR Systems (1998) Ltd. Share Option Plan for Purchase of Shares (2001)

(full title of the plan)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
Tel: 302-738-6680

(Name, address and telephone number of agent for service)

with a copy to:
Orly Tsioni, Adv.
Yigal Arnon & Co.
1 Azrieli Center
Tel Aviv, Israel
Tel: 972-3-6087851
Fax: 972-3-6087813

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered[1]	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee[2]

Ordinary Shares:	5,707,900	$0.165	$941,803.50	$111

(1) In addition, in accordance with Rule 416(a) under the Securities Act of 1933, this registration statement also covers such indeterminate number of shares as may become subject to options under the BVR Systems Share Option Plan (2001), as amended, as a result of the adjustment provisions therein.

(2) The registration fee for ordinary shares which may be purchased upon exercise of outstanding options under the plan was calculated pursuant to Rule 457(h) and pursuant to Section 6(b) of the Securities Act of 1933 as follows: average of high and low prices within a specified date within 5 business days prior to the date of filing multiplied by 0.0001177.

2

THE COMPANY HAS BEEN GRANTED AN EXEMPTION FROM THE OBLIGATION TO
PUBLISH THIS PROSPECTUS IN THE MANNER REQUIRED PURSUANT TO THE
PREVAILING LAWS OF THE STATE OF ISRAEL. NOTHING IN SUCH EXEMPTION OF
THE SECURITIES AUTHORITY OF THE STATE OF ISRAEL SHALL BE CONSTRUED AS
AUTHENTICATING THE MATTERSCONTAINED IN THIS PROSPECTUS OR
AS AN APPROVAL OF THEIR RELIABILITY OR ADEQUACY OR AN EXPRESSION OF
OPINION AS TO THE QUALITY OF THE SECURITIES HEREBY OFFERED.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

        The following documents heretofore filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference in this registration statement:

(a) Registrant’s Annual Report on Form 20-F dated for the year ending December 31, 2003, filed with the Commission on June 30, 2004.

    (b)        All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report referred to in (a) above.

        In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in any other subsequently filed document that also is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities

Not applicable

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

        Section 258 of the Israeli Companies Law 5759-1999 (the “Law”) permits a company’s articles of association to provide that (i) the company may insure an Office Holder (as defined below) for the breach of his duty of care or fiduciary duty to the extent he acted in good faith and had a reasonable grounds to believe that the act would not cause the company any harm, as well as for monetary liabilities imposed on him as a result of an act or omission he committed in connection with his serving as an Office Holder of the company and (ii) the company may indemnify an Office Holder in connection with his service, in such capacity, for monetary liability imposed on him or spent by the Office Holder for the benefit of a third party pursuant to a judgment, including a settlement or arbitration decision approved by a court; reasonable litigation fees, including attorney fees, spent by the Office Holder as a result of an investigation or proceeding conducted by an authority authorized to conduct an investigation or proceeding, and which concluded without the filing of a statement of claim against the Office Holder and without a monetary fine being imposed on the Office Holder as an alternative to a criminal proceeding, or that concluded without the filing of a statement of claim against the Office Holder but in the imposition of a monetary fine as an alterative to a criminal proceeding in a crime that does not require proof of criminal intent; and in an action brought against him by a third party as well as for reasonable legal expenses, including advocates’ fees incurred in an action brought against him by or on behalf of the company or others, or as a result of a criminal charge of which he was acquitted, or in a criminal prosecution in which he was convicted of an offense that does not require proof of criminal intent.

        These provisions are specifically limited in their scope by the Law, which provides that a company may not indemnify an Office Holder or enter into an insurance contract which would provide coverage for any monetary liability incurred as a result of the following: (a) a breach by the Office Holder of his fiduciary duty unless he acted in good faith and had a reasonable basis to believe that the act would not prejudice the company, (b) a breach by the Office Holder of his duty of care if such breach was done intentionally or in disregard of the circumstances of the breach or its consequences, unless done negligently, (c) any act or omission done with the intent to derive an illegal personal benefit or (d) any fine levied against the Office Holder.

        Office Holder is defined in the Law as a “Director, General Manager, Chief Business Manager, Deputy General Manager, Vice General Manager, any person who holds a said position in the company, even if he has a different titles, and also any other manager who is directly answerable to the General Manager.”

        Article 122 of the Articles of Association of the Registrant provides as follows:

(a)	For purposes of these Articles, the term “Officer Holder” means an office holder as defined in Section 96(24) of the Companies Ordinance.

(b)	Subject to the provisions of the Companies Ordinance, the Company may enter into a contract to insure all or part of the liability of an Officer Holder by reason of one of the following:

(i)	a breach of duty of care to the Company or to any other person;

(ii)	a breach of his fiduciary duty to the Company, provided that the Office Holder acted in good faith and had reasonable cause to assume that the act or omission would not prejudice the interests of the Company;

(iii)	a monetary obligation imposed upon him in favor of another person by reason of an act or omission of such person in his capacity as an Office Holder.

(c)	Subject to the provisions of the Companies Ordinance, the Company may indemnify an Officer Holder against:

(i)	a monetary obligation imposed on him in favor of another person pursuant to a court judgment, including a compromise judgment, and an arbitration decision approved by a court, by reason of an act of omission done by him in his capacity as an Officer Holder; and

(ii)	reasonable litigation expenses, including attorney’s fees, actually incurred by such Office Holder or imposed on him by a court, in an action, suit, or proceeding brought against him by or on behalf of the Company or by others, or in connection with a criminal action from which he was acquitted, in each case by reason of an act or omission of such person in his capacity as an Officer Holder.

(d)	The Company may (i) procure insurance for, or indemnify an Office Holder to the extent permitted and not prohibited by the provisions of applicable law; provided that, the procurement of any such insurance or provision of any such indemnification, as the case may be, is approved by the Audit Committee (as defined in section 96(15) of the Companies Ordinance) of the Company, or (ii) procure insurance for or indemnify any person who is not an Officer Holder, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Officer Holder, and the provisions of Article 122(a), 122(b) and 122(c) are not intended to and shall not be construed to, restrict the Company from procuring insurance or indemnifying as set forth in clauses (i) and (ii) of this Article 122(d).

        We currently maintain a Directors and Officers liability insurance policy with a per claim aggregate coverage limit of $5,000,000, including legal costs.

        Reference is made to Item 9 of this Registration Statement for additional information regarding indemnification of directors and officers.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

4.1	English Summary of Option Plan for Purchase of Shares (2001).

5.1	Opinion of Yigal Arnon & Co.

23.1	Consent of Somekh Chaikin, a member of KPMG International, Independent Registered Public Accounting Firm.

23.2	Consent of Yigal Arnon & Co. (included in the opinion of Yigal Arnon & Co. filed as Exhibit 5.1 herein).

Item 9.	Undertakings

(A)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)	The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act , each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rosh Ha’ayin, State of Israel, on the 31st day of May, 2005.

BVR SYSTEMS (1998) LTD. By: (-) —————————————— Aviv Tzidon Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes Aviv Tzidon, as attorney-in-fact, to sign and file on his behalf, individually and in each capacity stated below, any pre-effective or post-effective amendment hereto.

Signature	Title	Date

(-) —————————————— Aviv Tzidon	Chairman of the Board	May 31, 2005

(-) —————————————— Yaron Sheinman	Director	May 31, 2005

(-) —————————————— Uri Manor	Director	June 5, 2005

(-) —————————————— Orit Stav	Outside Director	May 31, 2005

(-) —————————————— Amnon Harari	Outside Director	June 14, 2005

(-) —————————————— Gadi Aviram	Director	June 7, 2005

(-) —————————————— Ilan Gillies	Chief Executive Officer	May 31, 2005

(-) —————————————— Puglisi & Associates	USA Representative	June 6, 2005

EXHIBIT INDEX

Exhibit Number	Description

4.1	Summary Translation of the Option Plan for Purchase of Shares (2001).

5.1	Opinion of Yigal Arnon & Co.

23.1	Consent of Somekh Chaikin, a member of KPMG International, Independent Registered Public Accounting Firm.

23.2	Consent of Yigal Arnon & Co. (included in the opinion of Yigal Arnon & Co. filed as Exhibit 5.1 herein.)